UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒       Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Sonida Senior Living, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SONIDA SENIOR LIVING, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2024

This proxy statement supplement (the “Supplement”), dated May 13, 20224, provides updated information with respect to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Sonida Senior Living, Inc. (the “Company”) to be held on June 4, 2024, at 9:00 a.m., Central Time.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the stockholders of the Company on or about May 13, 2024. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on April 26, 2024 (the “Proxy Statement”) continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

As described in the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2024, Max J. Levy, a director of the Company, resigned from the Board of Directors of the Company (the “Board”), effective June 1, 2024, in connection with his appointment as the Company’s Senior Vice President and Chief Investment Officer, effective June 1, 2024. Mr. Levy also resigned as a member of the Compensation Committee of the Board, effective immediately.

Mr. Levy’s term as a director was scheduled to expire at the Annual Meeting. As a result of his resignation, Mr. Levy is no longer a director nominee for election at the Annual Meeting.

At this time, neither Conversant Dallas Parkway (A) LP (“Conversant”), pursuant to Section 1(i) of the Investor Rights Agreement by and among the Company and certain stockholders thereto (the “Investor Rights Agreement”), nor the Board has determined to fill Mr. Levy’s vacancy or appoint a successor nominee for election at the Annual Meeting.

All nominees, other than Mr. Levy due to his resignation as a director, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted for Mr. Levy will be disregarded. If you have already returned your proxy card, you do not need to take any action unless you desire to change your vote by submitting a new proxy card, and your shares will be voted as specified therein, other than any votes with respect to Mr. Levy. If you have not yet returned your proxy card, please complete and return the proxy card, disregarding Mr. Levy’s name as a director nominee. Due to the resignation of Mr. Levy, the Board will have a vacancy at the Annual Meeting. However, stockholders may not vote for a greater number of nominees than the two nominees as Class III directors listed on the proxy card.

In light of Mr. Levy’s rights under the Investor Rights Agreement to designate a replacement director, the Board has elected not to reduce the size of the Board to eight members at the current time to allow for Conversant to fill such vacancy in accordance with the Investor Rights Agreement.

None of the other agenda items presented in the Proxy Statement are modified by this Supplement. The shares represented by proxy cards returned at or prior to the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card.

By Order of the Board of Directors,

David W. Johnson Chairman of the Board	Brandon M. Ribar President and Chief Executive Officer